Table of Contents
Exhibit 107
Calculation of Filing Fee Tables
Form
424B2
(Form Type)
Blackstone Secured Lending Fund
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee (2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	5.350% Notes due 2028	Rule 457(o)	$300,000,000	99.893%	$299,679,000	0.00015310	$45,880.85

Fees Previously Paid	—	—	—	—		—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—		—	—	—	—	—

	Total Offering Amounts					$299,679,000		$45,880.85

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$45,880.85

(1)	Estimated solely for purposes of calculating the registration fee per Rule 457(o).
(2)	Calculated in accordance with Rule 457(o), based on the proposed maximum aggregate offering price, and Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”).